EXHIBIT 5.1

WINSTON & STRAWN LLP
35 WEST WACKER DRIVE
CHICAGO, ILLINOIS  60601

July 11, 2006

Kanbay International, Inc.
6400 Shafer Court, Suite 100
Rosemont, Illinois  60018

Re:         Form S-3 Registration Statement (Registration No. 333-133075)

Ladies and Gentlemen:

We have acted as special counsel to Kanbay International, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration statement on Form S-3 (Registration No. 333-133075), initially filed with the Securities and Exchange Commission (the “Commission”) on April 7, 2006, as amended to date (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of the offer and sale of up to 4,494,530 issued and outstanding shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which may be offered and sold by certain selling stockholders pursuant to the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we examined and relied upon such certificates, corporate records, agreements, instruments and other documents, and examined such matters of law, that we considered necessary or appropriate as a basis for the opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties (other than the Company), we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that the Shares have been duly authorized and are validly issued, fully paid and non-assessable.

The opinion expressed herein is based upon and limited to the General Corporation Law of the State of Delaware, as amended. We express no opinion herein as to any other laws, statutes, regulations or ordinances. The opinion set forth in this letter is based upon the facts in existence and laws in effect on the date hereof and we expressly disclaim any obligation to update our opinion herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof. This opinion letter is solely for the benefit of the addressee hereof in connection with the filing of the Registration Statement and may not be used, quoted, relied upon or otherwise referred to for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Winston & Strawn LLP